UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2006

LBI MEDIA HOLDINGS, INC.

LBI MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

California

(State or other jurisdiction of incorporation)

333-110122	05-0584918
333-100330	95-4668901
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 2, 2006, two of LBI Media, Inc.’s (the “Company”) wholly owned subsidiaries, Liberman Broadcasting of Dallas, Inc. and Liberman Broadcasting of Dallas License Corp. (together, “LBI”), consummated the acquisition of selected assets of five radio stations owned and operated by Entravision Communications Corporation (“Entravision”) and certain subsidiaries of Entravision (collectively with Entravision, the “Sellers”) pursuant to that certain Asset Purchase Agreement, as amended, entered into by and among LBI and Sellers on August 2, 2006.

The total purchase price of approximately $92.5 million was paid for in cash primarily through borrowings under the Company’s senior revolving credit facility. The closing of the transaction was conditioned, among other things, upon approvals from the Federal Communications Commission (“FCC”), the Department of Justice, and Federal Trade Commission under the Hart-Scott-Rodino Act, which approvals were received prior to the closing of the transaction.

The assets that were acquired include, among other things, (i) licenses and permits authorized by the FCC for or in connection with the operation of each of the radio stations, (ii) transmitter facilities, and (iii) broadcast and other studio equipment used to operate the following five stations: KTCY (FM) (101.7 FM, licensed to Azle, TX), KZZA (FM) (106.7 FM, licensed to Muenster, TX), KZMP (FM) (104.9 FM, licensed to Pilot Point, TX), KZMP (AM) (1540 AM, licensed to University Park, TX), and KBOC (FM) (98.3 FM, licensed to Bridgeport, TX).

The Company is a wholly owned subsidiary of LBI Media Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. and LBI Media, Inc. have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on November 6, 2006.

LBI MEDIA HOLDINGS, INC. LBI MEDIA, INC.

By:	/s/ William S. Keenan
William S. Keenan
Chief Financial Officer